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                       CONSENT OF INDEPENDENT ACCOUNTANTS

                                    --------



We consent to the incorporation by reference in the Prospectuses of Chesapeake Utilities Corporation on Form S-2 (File No. 33-26582), Form S-3 (File Nos. 33-28391, 33-64671, 333-37165, 333-64757, 333-63381 and 333-94159) and Form S-8
(File No. 33-301175) of our report dated February 11, 2000 on our audits of the consolidated financial statements and the consolidated financial statement schedules of Chesapeake Utilities Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Washington, D.C.
March 28, 2000


52  Chesapeake Utilities Corporation